EXHIBIT 10.32

TIFFANY & CO.
200 FIFTH AVENUE
NEW YORK, NEW YORK 10010
212 755 8000
VICTORIA BERGER-GROSS
SENIOR VICE PRESIDENT
GLOBAL HUMAN RESOURCES

April 18, 2014

Mr. Jean-Marc Bellaiche

Via Hand Delivery

Dear Jean-Marc,

We are pleased to extend you an offer to join Tiffany and Company, a New York corporation (“Tiffany” or the “Company”) and to confirm the terms of your employment in this letter. Tiffany is a wholly-owned subsidiary of Tiffany & Co., a Delaware corporation (NYSE: TIF) (“Parent”). If you accept this offer, subject to its terms, you will be employed by Tiffany and you will be an executive officer of both Tiffany and Parent. For more information about our executive compensation program please read Parent’s Proxy Statement to be published April 10, 2014 (the “Proxy Statement”). You should assume that all compensation discussed below, including equity compensation, is subject to withholding for state and federal taxes and for other deductions pursuant to our benefit plans.

Title and Department:	Senior Vice President – Strategy and Business Development

Current Reporting:	Frederic Cumenal

Commencement Date:
as soon as possible, but no later than July 16, 2014. If you fail to commence employment by that date this offer shall be deemed of no force or effect. The term “Commencement Date” refers to the date you actually begin employment with Tiffany, on or before July 16, 2014.

Salary:	Annual gross salary of $750,000.

Annual Incentive Award:
You will be eligible to receive a short-term cash incentive award, on an annual basis. Your target short-term cash incentive award will be 60% of your gross annual salary. Pay-out of the target short-term cash incentive award for fiscal year 2014 (year beginning February 1, 2014 and ending January 31, 2015, referred to hereafter as “Fiscal 2014”), if any, will be contingent on company performance goals as determined by the Compensation Committee of the Parent’s Board of Directors (“the Committee”) at its meeting in March 2014 (the “March Meeting”). No short-term incentive award will be paid in respect of Fiscal 2014 unless the Company attains operating earnings equal to or greater than $534 million. If such threshold target is met, the short-term incentive award will be paid out for Fiscal 2014, based, in part, on the degree of achievement of the annual profit plan set by the Committee at the March Meeting (the “corporate portion”), and, in part, on individual performance factors (the “individual portion”). Short-term incentive awards, if made, are paid in April of the following fiscal year. For fiscal year 2015 and beyond, the guidelines for payment of annual incentive awards may be changed at the discretion of the Committee. For certain years, you may be required to execute a written agreement in a form approved by the Committee (see Exhibit A for the Fiscal 2014 Incentive Award Agreement, for your reference)

Your eligibility for a short-term cash incentive award in respect of Fiscal 2014 will be prorated for your actual period of service during the fiscal year.

Long Term

Incentive Award:
Under its current practice, the Committee grants long term incentives in the form of equity awards to continuing members of senior management at the regularly scheduled Board Meeting held in January of each year. Under our current practice, the total grant date value of each year’s grant of long term incentive equity awards is based on a percentage of salary. 150% of base salary has been established as the long-term incentive target for you for Fiscal 2015. The grant date for Fiscal 2015 long-term incentive awards will be in January 2015. The Committee has historically awarded long-term incentive awards in two components: (i) performance-based restricted stock units that vest, if at all, after a three-year performance period; and (ii) stock options which vest over four years at a rate of 25% per year on the respective first, second, third, and fourth anniversaries of the grant date. The ratio of grant date value between options and performance-based restricted stock units has historically been 50/50.

The Committee retains discretion to make changes to all long term incentive award programs at any time.

For Fiscal 2014, the Committee will grant long term equity incentives to you as follows:

Special Sign-On Time Vested Stock Option
Award – 3 year vesting:
At the first regularly scheduled meeting of the Committee to occur after the Commencement Date, management will recommend to the Committee and the Committee is expected to grant to you, as a one-time sign-on incentive, a stock option award to purchase shares of the common stock of Parent (“Common Stock”). The per-share value of the shares of Common Stock subject to the stock option award shall be determined by the Black-Scholes pricing model; on this basis the total grant date value of the shares of Common Stock underlying the stock option award shall be equal to $562,500. The “strike price” (option exercise price) will be the grant date Market Price. The stock options will be scheduled to mature in equal installments (33.33% each) on the first, second, and third anniversary of the grant date.

“grant date Market Price” means a per share value of the Common Stock determined by the Corporate Secretary of Parent as the higher of (i) the simple arithmetic mean of the high and low sale price of such stock on the New York Stock Exchange on the grant date or (ii) the closing price on such Exchange on the grant date.

Special Sign-on
Time-Vested Restricted
Stock Unit Grant –

3-year vesting:
At the first regularly scheduled meeting of the Committee to occur after the Commencement Date, management will recommend to the Committee and the Committee is expected to grant you, as a one-time sign-on award, restricted stock units (the “Units”) which will convert on maturity on a one-to-one basis into shares of Common Stock. The Units shall have an aggregate value of $562,500, based on the grant date Market Price. The Units will be scheduled to mature in equal installments (33.33% each) on the first, second and third anniversary of the grant date.

Special Sign-on

Cash Award:
You will receive a sign-on cash bonus totaling $900,000 intended to offset the loss of an expected bonus payment from your current employer with respect to that portion of 2014 during which you provided services to your current employer. This sign-on cash bonus will be paid out in two lump sum payments, as follows:

•
$450,000 to be paid within 30 days of the Commencement Date, but in no event later than August 15, 2014. This lump sum payment will be subject to recoupment in full by Tiffany should you resign voluntarily (without Good Reason) or be terminated with Cause before January 31, 2016, as described in Exhibit B attached.

•
$450,000 to be paid on or about April 1, 2015, provided you remain employed with the Company as of April 1, 2015. If you voluntarily resign (without Good Reason) or are terminated for Cause prior to April 1, 2015, no portion of this payment will be made to you. This payment will be subject to recoupment in full by Tiffany should you resign voluntarily (absent Good Reason) or be terminated with Cause on or before January 31, 2016, as described in Exhibit B attached.

Neither of the payments described above shall be made to you unless and until such time as you have signed a written acknowledgement in the form attached as Exhibit B.

See the Retention Agreement attached (Exhibit C) for the definition of “Good Reason,” and the Non-Competition and Confidentiality Covenants attached (Exhibit E) for the definition of “Cause,” applicable to this section and Exhibit B.

Severance Benefits:
Please see Exhibit C for a copy of the retention agreement applicable to executive officers of Parent in the event of a Change in Control, and providing for severance benefits under certain scenarios following a Change in Control.

Severance benefits will also be payable to you, absent a Change in Control, during the two year period ending on the second anniversary of the Commencement Date (the “Initial Two-Year Term”), as follows. During the Initial Two-Year Term, a lump-sum severance benefit will be payable to you if (i) you are involuntarily terminated without Cause (see Exhibit E for applicable “Cause” definition), or you resign for Good Reason (see Exhibit C for applicable “Good Reason” definition), and (ii) a Change in Control has not occurred prior to the effective date of such termination, and (iii) you sign, return, and do not revoke a release of claims in a form provided by the Company.
The lump-sum severance benefit will equal the sum of the following, paid as soon as practicable, but in no event later than the 60th day following the effective date of termination:

(A)	One year of annual salary; plus

(B)	the actual short-term incentive award for the last completed fiscal year prior to termination, as determined by the Committee, if such short-term incentive award remains unpaid; plus

(C)
a pro-rata portion of the short-term incentive award for the current fiscal year that remains uncompleted as of the effective date of termination, calculated by reference to what would have been otherwise awarded to you had the Company exercised its discretion to pay the full target short-term incentive award (60% of base salary) in respect of that fiscal year; plus

(D)
reimbursement for up to twelve (12) months of continued health care coverage available to you under Company-sponsored medical plans, pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly known as “COBRA”).

Following the completion of the Initial Two-Year Term, the Company will have no obligation to provide severance benefits to you in connection with your termination from employment, other than in connection with a Change in Control as provided in Exhibit C.

Share Ownership Policy:	As an executive officer of Parent you will be subject to the Share Ownership Policy adopted by the Board and attached as Exhibit D, as may be amended from time-to-time.

Non-Competition/

Confidentiality:	As an executive officer you will be required to sign and comply with the
Non- Competition and Confidentiality Covenants attached as Exhibit E.

Conditions:
This offer is also contingent on your successful completion of a Conflict of Interest questionnaire (attached as Exhibit F) and your written representation that you are not contractually obligated to any other employer, or subject to any covenants against competition or similar covenants that would affect the performance of your employment with Tiffany. This offer is further contingent upon your obtaining proper work authorization. These conditions must be met on or before July 1, 2014, or this offer will be null and void.

Employment-at-will:
Your employment is “At Will.” At Will employment means that you can quit at any time, with or without notice. At Will employment means that Tiffany can end your employment at any time, with or without notice, for any legal reason or for no reason. In certain circumstances, severance benefits may be payable to you (see Severance Benefits above).

Clawback Policy:
As an executive officer of Parent, performance-based compensation awarded to you will be subject to the Policy for Recovery of Incentive-based Compensation Erroneously Awarded to Executive Officers attached as Exhibit G, as well as any other future clawback policies adopted by the Board.

Benefits:
We offer a broad range of benefits and amenities for you and your eligible dependents, including domestic partners. All such benefits are subject to the terms of the benefit plans and are available to employees generally. Health benefits include medical, dental, vision care and prescription drug. Retirement benefits include a 401(k) plan with an employer match, a defined contribution retirement benefit and a defined contribution excess benefit (for earnings above statutory limits if applicable).

In addition to those programs you will be eligible to participate in a deferred compensation plan which provides tax deferred savings for additional retirement income or for planning for future expenses (e.g. dependent college tuition).

We also offer sick days (for your care and that of your family members) and short- and long- term disability including executive long-term disability. Survivor protection benefits include accidental death & dismemberment insurance, business travel accident insurance. Group Supplemental Term Life Insurance, such as is offered to regular full time employees, may be purchased at your own expense. Health and dependent care spending accounts, long term care, adoption assistance, medical, family and bereavement leave, transportation assistance, education assistance, employee assistance program, health and fitness program reimbursement, milestone and service recognition programs, employee giving program and a generous employee discount are also offered. You will be eligible to participate in these various benefit programs subject to the terms by which all such benefits are provided to Tiffany's regular full time employees and this letter will not afford you additional rights.

Vacation Days:
You will be eligible for five workweeks of vacation per fiscal year (February 1 to January 31). You will accrue one twelfth of your annual vacation at the end of each completed month of service (i.e., 2.08 days per month). If you wish to take vacation in excess of the amount you have earned so far in the year, after six months of service, the time can be taken and then offset by future accruals. You will be eligible for two weeks of vacation during your first six months of employment during fiscal year 2014. All vacation requests are subject to management approval as outlined in the vacation policy or by departmental procedures.

Personal Days:	You will be eligible for two personal days per fiscal year. In your first year of employment, you will be immediately entitled to one personal day.

Life Insurance:	The Company currently provides life insurance benefits to its executive officers as follows:

•	executive officers own whole life policies on their own lives;

•	the death benefit is three times annual base salary and target short-term incentive award;

•	the Company pays the premium on such policies in an amount sufficient to accumulate cash value;

•	premiums are calculated to accumulate a target cash value at age 65;

•
the target cash value will allow the policy to remain in force after age 65 without payment of further premiums with a death benefit equivalent to twice the executive officer’s ending annual base salary and target short-term incentive or bonus amount; and

•	the amount of the premiums paid by the Company is taxable income to the executive officer.

Legal Fees:	The Company will pay for legal fees incurred by you in connection with the review of this letter, up to $6,500. Such fees will be paid directly to the law firm upon receipt of the invoice.

This letter sets forth our entire offer, superseding all prior oral and written offers.

Jean-Marc, we are delighted that you have decided to join Tiffany and look forward to welcoming you soon.

Sincerely,

/s/ Victoria Berger-Gross

Victoria Berger-Gross
Senior Vice President
Global Human Resources

Cc: Frederic Cumenal, President